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                                  Exhibit 99.1
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For Immediate Release

Keynote Lecture on Hyperthermia Therapy Receives Standing Ovation at Biannual Meeting of the German Cancer Society

SALT LAKE CITY, Utah, February 28, 2008--BSD Medical Corporation (AMEX:BSM) today announced that Rolf Issels, MD, PhD gave a keynote lecture at the biannual meeting of the German Cancer Society held February 20-24, 2008 using as his subject the clinical application of hyperthermia therapy in treating cancer. The lecture, entitled "Heat Is on in Oncology," received a standing ovation from the 400 people in attendance. Dr. Michael Bamburg, President of the German Cancer Society, stated in his opening remarks that the German Cancer Society had chosen hyperthermia therapy as the subject of this keynote lecture to draw attention to the recent milestone in the field of hyperthermic oncology achieved by the EORTC/ESHO soft tissue sarcoma trial under the leadership of Dr. Issels. This phase 3 study involving 341 patients showed an approximate doubling of local progression-free survival and disease-free survival for patients who received hyperthermia therapy and chemotherapy, as opposed to those who received chemotherapy alone. All hyperthermia treatments were given using the BSD-2000 by BSD Medical Corporation.

This lecture followed another presentation delivered earlier this month by Dr. Issels at the 19th International Congress on Anti-Cancer Treatment (ICACT) held in Paris, France, in which he addressed the use of hyperthermia therapy to reduce the risk of early disease progression in high-grade soft-tissue sarcomas. Funding for the study noted was provided by Deutsche Krebshilfe (German Cancer
Aid) and the Helmholtz-Gemeinschaft Deutscher Forschungszentren (Helmholtz Association of German Research Centers).

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements  contained in this press  release that are not  historical  facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.






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